Exhibit 99.2

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

Contact:	Melissa Downs Investor Relations (646) 975-2533 mdowns@progenics.com

Progenics Pharmaceuticals Completes Rolling Submission of NDA for AZEDRA® (iobenguane I 131) in Pheochromocytoma and Paraganglioma

New York, N.Y., November 2, 2017 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX), an oncology company developing innovative medicines and imaging analytical tools for targeting and treating cancer, announced today that it has completed the rolling submission of its New Drug Application (NDA) for AZEDRA® in patients with malignant, recurrent, and/or unresectable pheochromocytoma and paraganglioma, which are rare neuroendocrine tumors.

AZEDRA has received Breakthrough Therapy, Orphan Drug and Fast Track designations from the FDA. There are currently no approved therapeutics in the U.S. for the treatment of malignant, recurrent, and/or unresectable pheochromocytoma or paraganglioma. The NDA remains subject to FDA regulatory review and approval.

“The completion of our NDA submission marks a significant milestone for Progenics and our AZEDRA development program,” said Mark Baker, Chief Executive Officer of Progenics. "If approved, AZEDRA has the potential to address a significant unmet need in pheochromocytoma and paraganglioma, an ultra-orphan indication.”

The NDA is supported by data from a pivotal Phase 2b open-label, multi-center trial that was conducted under a Special Protocol Assessment (SPA) with the FDA. The trial met the primary endpoint evaluating the proportion of pheochromocytoma and paraganglioma patients who achieved a 50% or greater reduction of all antihypertensive medication for at least six months, and showed favorable results from a key secondary endpoint evaluating the proportion of patients with overall tumor response as measured by Response Evaluation Criteria In Solid Tumors (RECIST) criteria. AZEDRA was also shown to be safe and generally well tolerated.

About AZEDRA®

AZEDRA (iobenguane I 131), a radiotherapeutic product candidate in development as a treatment for malignant and/or recurrent pheochromocytoma and paraganglioma, rare tumors found in the adrenal glands and outside of the adrenal glands, respectively. AZEDRA has been granted Breakthrough Therapy and Orphan Drug designations, as well as Fast Track status in the U.S. Under a SPA agreement with the U.S. Food and Drug Administration (FDA), a Phase 2 pivotal study has been completed in patients with malignant, recurrent, and/or unresectable pheochromocytoma and paraganglioma.  There are currently no FDA-approved therapies for the treatment of these ultra-orphan diseases.

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About Pheochromocytoma and Paraganglioma

Pheochromocytoma and paraganglioma are rare neuroendocrine tumors that arise from cells of the autonomic nervous system. When pheochromocytomas are located outside the adrenal glands, they are called paragangliomas. Standard treatment options for these tumors include surgery, palliative therapy and symptom management. Pheochromocytoma and paraganglioma tumors frequently secrete high levels of hormones that can lead to life threatening hypertension, heart failure, and stroke in these patients.  Malignant and recurrent pheochromocytoma and paraganglioma may result in unresectable disease with a poor prognosis, representing a significant management challenge with very limited treatment options and no approved anti-tumor therapies.

About Progenics

Progenics develops innovative medicines and other technologies to target and treat cancer. Progenics' pipeline includes: 1) therapeutic agents designed to precisely target cancer (AZEDRA® and 1095), 2) PSMA-targeted imaging agents for prostate cancer (1404 and PyL™), and 3) imaging analysis tools. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully develop and commercialize the products of EXINI Diagnostics AB; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs, including our NDA for AZEDRA and related inspections of Progenics’ and its contract manufacturing organizations’ facilities and other sites and other requirements that will need to be met before any approval is obtained; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission, including those risk factors included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as updated in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

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Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

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